Exhibit (k)(8)

Execution Version
INVESTOR SERVICES AGREEMENT
INVESTOR SERVICES AGREEMENT (this “Agreement”) made as of May 11, 2018 by and between Priority Income Fund, Inc., a Maryland corporation (hereinafter referred to as the “Corporation”), and Destra Capital Investments LLC, a Delaware limited liability company (hereinafter referred to as the “Investor Services Administrator”).
W I T N E S S E T H:
WHEREAS, the Corporation is an externally managed, non-diversified, closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940 (hereinafter referred to as the “Investment Company Act”);
WHEREAS, the Corporation desires to retain the Investor Services Administrator to provide investor-related administrative services to the Corporation in the manner and on the terms hereinafter set forth; and
WHEREAS, the Investor Services Administrator is willing to provide investor services to the Corporation on the terms and conditions hereafter set forth.
NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Corporation and the Investor Services Administrator hereby agree as follows:
1.    Duties of the Investor Services Administrator.
(a)     Employment of Investor Services Administrator.  The Corporation hereby employs the Investor Services Administrator to act as administrator with respect to investor services for the Corporation, and to furnish, or arrange for others to furnish, the investor services, personnel and facilities described below, subject to review by and the overall control of the Board of Directors of the Corporation, for the period and on the terms and conditions set forth in this Agreement.  The Investor Services Administrator hereby accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below.  The Investor Services Administrator and such others shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Corporation in any way or otherwise be deemed agents of the Corporation.
(b)     Services.  The Investor Services Administrator shall perform (or oversee, or arrange for, the performance of) the investor services listed on Annex A to this Agreement. The Investor Services Administrator shall make reports to the Board of Directors of the Corporation of its performance of obligations hereunder; provided that nothing herein shall be construed to require the Investor Services Administrator to, and the Investor Services Administrator shall not, provide any advice or recommendation relating to the securities and other assets that the Corporation should purchase, retain or sell or any other investment advisory services to the Corporation.

(c)     Sub-Administrators. The Investor Services Administrator is hereby authorized to enter into one or more sub-administration agreements with other service providers (each a “Sub-Administrator”) pursuant to which the Investor Services Administrator may obtain the services of the service providers in fulfilling its responsibilities hereunder.  Any such sub-administration agreements shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law, shall contain a provision requiring the Sub-Administrator to comply with Sections 2 and 3 below as if it were the Investor Services Administrator, and shall be subject to the written approval of the Corporation prior to execution.
2.    Records.  The Investor Services Administrator agrees to maintain and keep all books, accounts and other records of the Corporation that relate to activities performed by the Investor Services Administrator hereunder and, if required by the Investment Company Act, will maintain and keep such books, accounts and records in accordance with that Act.  In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Investor Services Administrator agrees that all records which it maintains for the Corporation shall at all times remain the property of the Corporation, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request.  The Investor Services Administrator further agrees that all records which it maintains for the Corporation pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above.  Records shall be surrendered in usable machine-readable form.  The Investor Services Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.
3.     Compliance. The Investor Services Administrator has adopted and implemented written policies and procedures reasonably designed to prevent violation of Federal securities laws by the Investor Services Administrator.  The Investor Services Administrator shall provide the Corporation, at such times as the Corporation shall reasonably request, with a copy of such policies and procedures and a report of such policies and procedures; such report shall be of sufficient scope and in sufficient detail, as may reasonably be required to comply with Rule 38a-1 under the Investment Company Act and to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the report shall so state.

4.    Confidentiality.  The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations.  All confidential information provided by a party hereto, including nonpublic personal information pursuant to Regulation S-P of the SEC, shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party.  The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

5.     Compensation; Allocation of Costs and Expenses
(a)     In full consideration of the provision of the services of the Investor Services Administrator, the Corporation shall reimburse the Investor Services Administrator for the costs and expenses incurred by the Investor Services Administrator in performing its obligations and providing personnel and facilities hereunder. The Investor Services Administrator shall not be entitled to any additional compensation hereunder. The reimbursement to be received by the Investor Services Administrator in respect of its personnel, overhead, real estate, technology, vendors, and all other internal and allocable costs related to the Investor Service Administrator’s performance of its obligations under this Agreement shall not exceed a lifetime cap of $1,700,000.00, unless the offering is extended beyond its current period (the “Investor Services Cap” and any such excess, the “Investor Services Excess”). The Investor Services Administrator acknowledges and agrees that neither the Company nor any other person or entity shall have any obligation to pay the Investor Services Excess to the Investor Services Administrator.

(b)     The Corporation will bear all costs and expenses that are incurred in its operation and transactions and not specifically assumed by the Corporation’s investment adviser (the “Adviser”), pursuant to that certain Investment Advisory Agreement, dated as of May 9, 2013, by and between the Corporation and the Adviser (the “Advisory Agreement”).  Costs and expenses to be borne by the Corporation include, but are not limited to, those relating to: organization and offering; calculating the Corporation’s net asset value (including the cost and expenses of any independent valuation firms); expenses incurred by the Adviser, Investor Services Administrator, Prospect Administration LLC (the “Administrator”), or affiliates thereof, including those payable to third parties, including agents, consultants or other advisors (such as independent valuation firms, accountants and legal counsel, and in the case of the Investor Services Administrator, relating to, or associated with transfer agent and custodial fees), in monitoring financial and legal affairs for the Corporation and in monitoring the Corporation’s investments and performing due diligence on its prospective investments; interest payable on debt, if any, incurred to finance the Corporation’s investments; offerings of the Corporation’s debt, common stock and other securities; investment advisory and management fees; administration fees, if any, payable under this Agreement; fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments; transfer agent and custodial fees; fees and expenses associated with marketing efforts (including attendance at investment conferences and similar events); federal and state registration fees; all costs of registration and listing the Corporation’s securities on any securities exchange; federal, state and local taxes; Directors’ fees and expenses; costs of preparing and filing reports or other documents required by the SEC or any other governmental agency; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the Corporation’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; research, subscription and market data expenses including, without limitation, news and quotation equipment and services; computer software specific to the business of the Corporation; any unreimbursed expenses incurred in connection with transactions not consummated; routine overhead expenses of Adviser and investment affiliates; and all other expenses incurred by the Corporation or the Administrator in connection with administering the Corporation’s business or the Investor Services Administrator in connection with services performed by the Investor Services Administrator under this Agreement, including payments under the agreement with the Administrator based upon the Corporation’s allocable portion of the Administrator’s and the Adviser’s overhead in performing their obligations under this Agreement and the Advisory Agreement, including rent, and the allocable portion of the cost of the Corporation’s chief compliance officer, chief administrative officer, and chief financial officer and their respective staffs, and payments under this Agreement based upon the Corporation’s allocable portion of the Investor Services Administrator’s personnel, overhead and other internal costs in performing its obligations under this Agreement (subject to the Investor Services Cap set forth in Section 5(a) hereof).

6.     Limitation of Liability of the Investor Services Administrator; Indemnification. The Investor Services Administrator and its affiliates (and their respective officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with them) shall not be liable to the Corporation for any action taken or omitted to be taken by the Investor Services Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as Investor Services Administrator for the Corporation, and the Corporation shall indemnify, defend and protect the Investor Services Administrator and its affiliates (and their respective officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Investor Services Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance of any of the Investor Services Administrator’s duties or obligations under this Agreement or otherwise as Investor Services Administrator for the Corporation.  Notwithstanding the preceding sentence of this Paragraph 6 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Investor Services Administrator’s duties or by reason of the reckless disregard of the Investor Services Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).
7.     Activities of the Investor Services Administrator. The services of the Investor Services Administrator to the Corporation are not to be deemed to be exclusive, and the Investor Services Administrator and each affiliate is free to render services to others.  It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Investor Services Administrator and its affiliates, as directors, officers, members, managers, employees, partners, stockholders or otherwise, and that the Investor Services Administrator and directors, officers, members, managers, employees, partners and stockholders of the Investor Services Administrator and its affiliates are or may become similarly interested in the Corporation as stockholders or otherwise.
8.    Duration and Termination of this Agreement.
(a)    This Agreement shall become effective as of the date hereof, and shall remain in force with respect to the Corporation for two years thereafter, and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Corporation and (ii) a majority of those Directors who are not parties to this Agreement or “interested persons” (as defined in the Investment Company Act) of any such party.
(b)    This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Directors of the Corporation, or by the Investor Services Administrator, upon 60 days written notice to the other party; provided, that if the Company is still utilizing Wind-Down Services (as set forth on Annex A) from Investor Services Administrator in connection with such termination, this Agreement shall terminate except with regards to such Wind-Down Services, and this Agreement shall terminate with regards to such Wind-Down Services upon completion of provision of such Wind-Down Services.  This Agreement may not be assigned by a party without the consent of the other party.

9.    Amendments of this Agreement. This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.
10.    Governing Law. This Agreement shall be construed in accordance with laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York and the applicable provisions of the Investment Company Act, if any.  To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, if any, the latter shall control.
11.    Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.
12.    Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

PRIORITY INCOME FUND, INC.

By:
Name: M. Grier Eliasek
Title: Chief Executive Officer & President

DESTRA CAPITAL INVESTMENTS LLC

By:
Name: Dominic C Martellaro
Title: Chief Executive Officer

Annex A
Investor Services
Account Maintenance & Ongoing Program Operations

•	Investor account maintenance

◦	Stockholder mailing address changes

◦	Stockholder distribution address changes (one-time and ongoing)

◦	Supplemental (third-Person) address changes

•	Custodian changes

◦	Investment transfers to new custodian

•	Distribution issues (standard, no more than monthly)

◦	IRS withholding

◦	Foreign withholding

◦	Print/mail investor checks and statements, custodian reports, financial advisor reports

◦	Escheatment

◦	Adjustments to calculations required as a result of redemptions/liquidations

◦	Investor requests to change distribution type (check / ACH)

◦	Investor request to change distributions - reinvest / cash

◦	Resolve lost distribution check issues

◦	Regular check void / reissues

◦	Stale dated check void / reissues

•	Distribution issues (special or more frequent than monthly)

◦	Support calculation and payment of appropriate distributions

◦	Regular, special (preferred return), return of capital, fractional shares, etc.

◦	IRS withholding

◦	Foreign withholding

◦	Print/mail investor checks and statements, custodian reports, financial advisor reports

◦	Escheatment

◦	Adjustments to calculations required as a result of redemptions/liquidations

◦	Investor requests to change distribution type (check / ACH)

◦	Investor request to change distributions - reinvest / cash

◦	Resolve lost distribution check issues

◦	Regular check void / reissues

◦	Stale dated check void / reissues

•	Transfers of ownership/Secondary market/Resales/Matching service

◦	Verify documents are properly completed

◦	Effect transfers of ownership in accordance with investor instructions

◦	Secondary market/resale transactions

◦	Matching service

•	Transfer Processing

•	Change in Beneficiary requests

•	Transfers on death

◦	Review for receipt of appropriate documentation

◦	Effect transfer of ownership in accordance with written instructions received

•	Redemptions/Liquidations

•	Reconciliation and balancing

•	IRS tax identification number (annual process)

◦	Receive correspondence from IRS

◦	Send letters to investors to verify tax identification numbers

•	Lost shareholder searches

•	Return mail

◦	Research return mail

◦	Determine new addresses

◦	Update database

◦	Research and resolve returned distribution checks and statements

◦	Research and resolve returned financial advisor distribution statements

◦	Research and resolve returned custodian distribution statements

◦	Research and resolve returned commission checks

◦	Research and resolve returned mail for regulation mailings

•	Corporate action communications

◦	Estimated valuations

◦	Special distributions

◦	Distribution rate changes

◦	Redemptions

◦	Other material events

•	Custodian issues/cleanup

◦	Consolidation of firms under one name (e.g., Fiserv)

◦	Ongoing changes to custodian

Shareholder Communications

•	Confirmations

◦	Generate various confirmations

◦	Changes

◦	Transfers

•	DRP Participation Agreement Mailings

•	ERISA estimated valuation communications

•	Board requests (as requested by the Administrator)

◦	Data for board books
◦Special Requests
▪Basic demographics/profile for investors
▪Historical data or trends based on client/rep
▪One-off requests from shareholders for special consideration

•	Tax reporting

◦	1099s

◦	Cost basis inquiries and changes

◦	Creation print/mail

•	Correspondence (email and mail) from investors

◦	Handling of complaints (executive and regular)

◦	Handling of escalated calls and letters

•	Regulatory mailings

◦

◦	Supplements

◦	New York letters

◦	Post-Effective Amendments

◦	S-3s (information for REITs)

◦	Label - for mailings

General Tasks

•	Printing/mailing of investor confirms and statements (monthly/quarterly)

•	File transmissions (inbound and outbound) to broker/dealer back offices and custodians

•	Position reports/issues and other requests for custodians

•	Position reports/issues and other requests for broker/dealers

•	Position reports/issues and other requests for financial advisors

•	Manage stockholder document and record retention (using 3rd person system billed separately)

•	Maintain all stockholder-related investor, financial advisor and broker/dealer records

•	Oversight of process to print / mail broker/dealer copies of investor confirms and statements (3rd person billed)

•	Manage forms, including:

◦	ACH/Direct Deposit

◦	Financial Advisor

◦	Custodian Change

◦	Transfers

◦	Home Address/Distribution Address

◦	Dividend Reinvestment Program (“DRP”)

◦	DRP Participation Agreements

◦	Redemptions

•	Document retention and retrieval

•	Housing of 1099s

•	Routine quality control checks using standard sampling

•	Respond to special requests

◦	Reports

▪	Validation of distribution options (such as special distribution instructions or ongoing monitoring of drip to cash reports)
▪State of sale for shares (ie. Blue Sky report)

◦	Projects

▪	Tax form updates/corrections - multiple-year amendments and delivery to client/rep

◦	Corrections for processing errors (such as a qualified account set up as non-qualified in error)

◦	Position reconciliation

◦	Custodian special needs

•	Tender offer statistics/research/reporting

•	Lawsuits research/reporting with respect to inquiries from investors or financial advisors

•	Routine compliance - FINRA / SEC / Internal Controls Audit

•	Proxies

◦	Manage vendors

◦	Provide alternatives or augmentation for solicitation

◦	Verify record date shares

◦	Return mail

◦	Field questions on processes and other informational requests

◦	Attest to results and report to Boards

•	Oversight and/or implementation of imaging system

◦	Workflow changes

◦	Image retention per new legal instructions (WORM)

•	MIS (reporting of process, backlogs, system downtime, etc.)

Shareholder “touchpoints”

•	Inbound and outbound call center

◦	7am - 6pm Central Time (business days)

•	Investor/shareholder inquires

◦	Research and respond to inquiries

◦	Correspondence

•
Stockholder-related investor, attorney, financial advisor and broker/dealer correspondence (except those associated with events such as listing, Change of Control transactions, or others of significance)

◦	Estimated value letters

◦	Position confirmation requests

◦	Control number confirmation requests

◦	Response letters

◦	Complaint letters

◦	Position requests

•	Assisting the Company employees in development of scripts for call center dissemination

•
Legal issues involving individual stockholder requests that tie to one account that require no more than minor research and do not require copying of most account documents and history (that the Service Provider has access to) and do not require DST, State Street or any other third party to pull information. To add clarity on standard service legal issues: for a service to be standard, the service provider would be able to “straight-through” process an item after a review by the Company’s legal department (consistent with past practice with respect to similar items reviewed by the service provider’s shareholder services function).

•	Stockholder-related investor, attorney, financial advisor and broker/dealer correspondence (associated with events such as listing, Change of Control transactions, or others of significance)

◦	Net asset value letters

◦	Position confirmation requests

◦	Control number confirmation requests

◦	Response letters

◦	Complaint letters

◦	Position requests

•	Regulatory inquiries
Research and respond to inquiries

Wind-Down Services

•	Services related to transitioning services provided by Investors Services Administrator to another service provider as reasonably requested by the Company